Exhibit 11.2
CODE OF CORPORATE GOVERNANCE

A)DUTIES OF THE BOARD OF DIRECTORS

Principles

I.The Company shall be led by a professional, trained Board of Directors that shall be in charge of establishing the necessary basis to ensure the sustainable success of the Company. The Board of Directors is in charge of safeguarding the Company and the rights of all its Shareholders.

II.The Board of Directors shall be in charge of determining and promoting the corporate culture and values. In performing their duties, the Board of Directors shall guarantee the observance of the highest standards of ethics and integrity based on the best interest of the Company.

III.The Board of Directors shall be in charge of ensuring a strategy inspired in the Company’s vision and mission, which is aligned with its culture and values. The Board of Directors shall engage constructively with the Management to ensure the correct development, execution, monitoring and modification of the Company's strategy.

IV.The Board of Directors shall permanently control and supervise the Company’s administration, ensuring that the Management takes actions aimed at implementing the strategy and business plan approved by the Board of Directors.

V.     The Board of Directors shall have the necessary mechanisms and policies to perform their duties, as a whole and each member individually, efficiently and effectively.

1.The Board of Directors generates an ethical work culture and establishes the Company’s vision, mission and values.
Grupo Financiero Galicia S.A. (hereinafter, the “Company”) is an integral Financial Services Holding of Argentine capitals, committed to the local development, created in 1999 under the laws of the Argentine Republic. The Company conducts its business activities through its subsidiaries, providing savings, credit, asset protection and investment opportunities for both individuals and companies.
The Company seeks to create value, beyond its offer of financial products and services, to generate a positive impact on the quality of life and the environment of the communities where it operates, for our customers, employees and society as a whole.
Since our creation, the Company works in line with a business vision to harmonically integrate business strategy with respect and ethical values, the community and the environment.
The Company is constantly committed to innovation and continuous improvement in its work. Within the above framework, we are committed to transparency in communicating our actions and ongoing dialogue with our stakeholders.
The Board of Directors promotes the following ethical values:
•Honesty: Behaving in an honest, equitable, straight and fair manner.
•Responsibility: Performing duties in accordance with the institutional objectives.
•Certainty: Fostering certainty and transparency conditions for any operation carried out in the entity.
•Information Confidentiality: Respecting and ensuring respect for the confidential nature of the information.
•Enforcement of the Law: Conducting activities in compliance with the applicable standards in the locations where we do business.
•Business Loyalty: Promote transparent decisions and complete and accurate information.
These ethical and organizational values are reflected in the Code of Ethics of the Company.

Exhibit 11.2

2.The Board of Directors sets the Company's general strategy and approves the strategic plan designed by the Management, taking into account environmental, social and corporate governance factors. The Board of Directors supervises the plan implementation and monitors its execution by the Management.

The Board of Directors of Grupo Financiero Galicia annually approves the consolidated Strategic Plan of the Company where the management objectives are established. The permanent information flows between the Board of Directors, the Executive Committee and the first-tier managers based on macroeconomic and financial industry projections, play a vital role in generating the guidelines in search of their long-term aspiration, namely, that all its subsidiaries together be the largest and most valuable financial platform in Argentina, with regional design, offering a distinctive customer experience and leading the industry in operational efficiency, counting on the best talents and contributing to the sustainable development of the country.
Grupo Financiero Galicia’s subsidiaries prepare and approve their Annual Budget and the Business Plan including the relevant policies on economic, social and environmental matters. Said plans are then evaluated and consolidated by the Company with the assistance of the General Management and the Executive Committee, to be subsequently integrated into a single strategic plan to be approved and monitored by the Company’s Board of Directors.
Likewise, the Executive Committee monitors the business status of each subsidiary, as well as the compliance with the Company’s budgeted financial objectives. The Board of Directors periodically analyzes the evolution of the Company’s financial position, considering the needs inherent to the business, the macroeconomic variables and the objectives established.
In terms of sustainability, the Company has established a Sustainability Subcommittee - Environmental, Social and Governance - ESG, which reports to the Executive Committee, in order to manage and comply with the various issues imposed and/or suggested by the regulatory frameworks and best practices in this area. Through this Subcommittee, the ESG sustainability management of the Company and its companies is coordinated, communicated and trained, both in terms of aspects that impact internally and outside the Entity, integrating the different areas in the same vision and encouraging them to identify specific challenges and opportunities in their activities for the creation of social and environmental value.

3. The Board of Directors supervises the Management and ensures that the latter designs, implements and maintains an adequate internal control system with clear reporting lines.

The Board of Directors is in charge of setting up the organizational structure, by creating the Committees and the Departments it deems necessary, as well as establishing their duties and responsibilities.
Likewise, since it is the higher administration body of the Company, it is responsible and accountable for conducting the Company’s management, monitoring the Company’s operation and performance, while verifying that the Managements validly implement the defined strategy to reach its objectives.
The Company has an Audit Committee, which was created as a body with no executive functions, whose purpose is to provide the Company’s Board of Directors with assistance in overseeing the Financial Statements, as well as in controlling the company and its subsidiaries. This Committee complies with requirements established by local and foreign regulations, on the markets where the Company’s securities are listed. Its activities include the issuance of the report on the activities carried out; the annual planning of the Committee’s activities and the allocation of means for its operation; the evaluation on the independence, working plans and performance of the External and Internal Audits; the evaluation of the reliability of the financial information submitted to the Regulatory Authorities and the industries where its shares are listed; and the issuance of an Annual Report assessing the reasonableness of Directors’ compensation.
The Executive Committee was created to contribute with the management of the Company's ordinary and usual business for a more efficient fulfillment of the Company's Board of

Exhibit 11.2
Directors' mission. Its duties include gathering legal, economic, financial and business information on the Company’s subsidiaries and investee companies; making investment decisions; appointing the Company's first-tier managers; proposing a strategic plan for the Company and its subsidiaries; making annual budget estimates for the Board of Directors, and performing risk assessments.
There is also an Ethics, Conduct and Integrity Committee that was created as part of the actions taken within the framework of the Company’s Ethics and Integrity Program, in order to promote respect for the normative, the principles of good conduct and the Code of Ethics. The objective of this Committee, among other duties as legal standards may contemplate, is to monitor and analyze reports of conducts contrary to the Code of Ethics, and rule on them; evaluate the evolution and effectiveness of the entity's Ethics and Integrity Program; and plan, coordinate and supervise compliance with the relevant policies approved by this Committee.
The Company has also established a Nomination and Compensation Committee to facilitate the analysis and monitoring of several issues based on good corporate governance practices. The purpose of this Committee is mainly to assist the Board of Directors in the preparation of the proposal to nominate candidates to fill the positions in the Board of Directors; prepare and design a succession plan for the members of the Board of Directors, especially for the Chairman of the Board and the Chairman of the Audit Committee, considering their duties, background, training and professional experience; and determine the compensation levels in accordance with industry standards considering the duties, levels of complexity and variety of the topics addressed, for similar companies.
On the other hand, the Disclosure Committee was created with the purpose of complying with recommendations set by the Sarbanes-Oxley Act (SOX) of 2002 of the United States of America, since Grupo Financiero Galicia is a listed company on the Nasdaq Capital Market. Some of its duties include monitoring the Company’s internal control; reviewing the Financial Statements and other information published; and preparing the reports for the Board of Directors on the activities carried out by the Committee.
The Committee's operation has been gradually adapted to local legislation and it currently performs significant administrative and information duties; this information is used by the Board of Directors and the Audit Committee, thus contributing to the transparency of the information provided to the industries.
The General Manager reports to the Executive Committee; their role is to propose to said Committee the Company’s general strategies and policies to be taken up to the Board of Directors. The General Manager is also responsible for the generation and monitoring of the subsidiaries’ management reports. Likewise, the General Manager monitors the implementation of the general strategies and policies as defined and coordinates the functions of the Finance and Compliance Manager, the Risk Manager, and the Investors Relationships Manager.
The tasks related to the information and internal control of each controlled company are defined and performed in each one of them with the utmost rigor. This is particularly uncompromising in the main subsidiary, Banco Galicia, where said regulatory requirements are complied with, as it is a financial entity regulated by the Central Bank of Argentina (Banco Central de la República Argentina, BCRA). In addition to the applicable local regulations, Grupo Financiero Galicia, in its capacity of a listed Company on the United States of America’s industries, complies with the certification of its internal controls pursuant to Section 404 of the Sarbanes Oxley Act (SOX). The Company’s internal controls are monitored by the Audit Committee, which also gathers and analyzes the information submitted by the main controlled companies.

4. The Board of Directors designs corporate governance structures and practices, appoints the person responsible for their implementation, monitors their effectiveness, and suggests changes, if necessary.

The Board of Directors directs and supervises the effectiveness of corporate governance structures and practices defined by the regulations in force through the various committees, suggesting, if necessary, all modifications deemed appropriate. Likewise, there are especially designed matrices to verify diverse aspects such as the internal controls, the independence of Directors and the regulatory updates. This task is performed by the Financial Administrative Department of the Company.

Exhibit 11.2

5. The members of the Board of Directors have enough time to perform their duties professionally and efficiently. The Board of Directors and its committees count on clear, formalized standards for their operation and organization, which are disclosed through the website of the Company.

The Board of Directors meets formally at least once a month, and whenever the circumstances or issues to be dealt with require. In addition, all members of the Board of Directors also are informed of the activities of and/or participate in at least one of the following Committees: Audit Committee; Executive Committee; Ethics, Conduct and Integrity Committee; Nomination and Compensation Committee; and Disclosure Committee.
The Executive Committee meets weekly, the Audit Committee meets in accordance with a previously established work plan which includes and foresees monthly formal meetings. The Nomination and Compensation Committee and the Ethics, Conduct and Integrity Committee meet semi-annually, and whenever the circumstances or issues to be dealt with require. Likewise, the participation of Directors in the Disclosure Committee is intended to address specific topics.
The Board of Directors and the Company’s committees count on clear, formalized standards for their operation and organization. Additionally, the Committees count on Internal Regulations which have been opportunely approved by the Board of Directors. The Board of Directors’ operation is defined by the Company’s Bylaws which can be consulted on the Company’s website.

Exhibit 11.2
B)THE PRESIDENCY IN THE BOARD OF DIRECTORS AND THE CORPORATE SECRETARIAT

Principles

VI. The Chairman of the Board of Directors is in charge of leading its members and ensuring effective fulfillment of the Board duties. The Chairman shall generate a positive work dynamics and promote the constructive participation of its members, as well as ensure that members have the elements and information required for decision making. This also applies to the Chairmen of each Committee of the Board of Directors regarding their relevant tasks.

VII. The Chairman of the Board of Directors shall lead processes and establish structures seeking the commitment, impartiality and competence of its members, as well as the better operation of the body as a whole and its evolution according to the needs of the Company.

VIII. The Chairman of the Board of Directors shall ensure that the entire Board of Directors be involved and responsible for the General Manager succession.

6. The Chairman of the Board of Directors is responsible for the proper organization of its meetings, sets the agenda ensuring the collaboration of the other members, and provides them with the necessary materials with sufficient time to enable them to participate in the meetings efficiently and properly informed. The above responsibilities also apply to the Chairmen of the Committees as regards their meetings.

The Chairman of the Board of Directors is responsible for conducting and organizing its meetings with the support of the Company’s General Management.
The Board of Directors’ meetings are called in accordance with the Chairman’s instructions, informing date, time and the agenda to be addressed. The General Management distributes the necessary materials to attend the meetings. However, the Directors may request the additional documentation they deem relevant.
The Chairmen and/or Coordinators of the Committees ensure that Directors and other members receive the call to the meetings and the documentation to be analyzed sufficiently in advance. They are also responsible for verifying that deliberations and decision making be included in the relevant minutes.

7. The Chairman of the Board of Directors ensures the proper internal operation of the Board by implementing formal processes for annual evaluation.

The Chairman of the Board of Directors ensures the proper operation of this Administration Body in compliance with the provisions set by the applicable regulations and the Company’s Bylaws, and is the person who receives from the rest of the rest of the Directors any comments that may arise regarding the internal functioning of the Board. The Directors have proven knowledge and experience to hold their offices and comply with their responsibilities.
The Regular Directors make an annual self-evaluation regarding the Board of Directors’ performance as the Administration Body, and their individual roles as its members. Each evaluation is sent to the Chairman of the Board of Directors for their relevant analysis and for designing the action plan. The results of the self-evaluations are kept by the Chairman.

8. The Chairman generates a positive, constructive workspace for all the members of the Board of Directors and ensures that they receive continuous training to keep updated and be able to properly fulfill their duties.

Exhibit 11.2

The Chairman leads the Board of Directors and is in charge of generating conditions so that all the Directors are informed and may pose their viewpoints and opinions freely and comfortably. The Chairman of the Board of Directors ensures that decisions are agreed upon, as a result of the exchange of ideas and opinions, stating for the records the minority positions and their fundamentals.
The Chairman normally presents the issues to be addressed and expresses his/her opinion at the end of the discussions in order to allow the rest of the Directors to state their views without conditions, encouraging a dynamic dialogue and transparency.
The Directors are constantly updated and trained as a result of the different topics they shall cover, such as the presentations on the economic outlook they receive, the regulatory updates explained when addressing the issues of the company and of the subsidiaries, the tasks they develop in the different committees where they participate, and the attendance of their members to forums, conferences and congresses, both in the country and abroad.
Their training and development is based not only on the technical and regulatory updates, but also on developing the critical competencies to foster the future of the organization.

9. The Corporate Secretariat supports the Chairman of the Board of Directors in the effective administration of this body and collaborates in the communication between Shareholders, Board of Directors and Management.

The duties of the Corporate Secretariat are designed and conducted by the General Management and the Financial & Administrative Department, which assists the Board in its tasks and obligations and collaborates in the communication between the Board of Directors and the Shareholders.
Its main tasks are:
•to facilitate the proper development of the Board of Directors’ meetings;
to assist the Chairman in convening and preparing the Agenda of the Board of Directors’ meetings;
•to guide and obtain legal advice to assist the Board of Directors in all the topics of legal nature or related to the Bylaws or the Corporate Governance standards;
•to keep and safeguard the Corporate Books;
•to record the development of the topics addressed at the meetings in the Minutes’ Books;
•to include these minutes, after their approval, in the Corporate Books;
•to ensure that the Board of Directors’ activity complies with legal standards, Bylaws, and internal regulations and procedures of the Company;
•to ensure that the Company’s procedures and good governance standards are complied and periodically reviewed;
•to provide support in organizing the Shareholders’ Meetings, ensuring the Shareholders are recorded, and the participation of all Directors in the meetings
•to participate in the Shareholders’ Meetings of the subsidiaries.
Likewise, according to the contract for the provision of services signed with the subsidiary Banco Galicia, the Board of Directors may require the assistance of the Bank's Board of Directors Secretariat to collaborate with the tasks deemed necessary.

10. The Chairman of the Board of Directors ensures the participation of all its members in designing and approving a succession plan for the General Manager of the Company.

Exhibit 11.2
The supervision of succession plans for first-tier managers is in charge of the Executive Committee with the approval of the Board of Directors. Taking into account the issuing entity’s personnel structure, said plans are individually designed.

C)COMPOSITION, NOMINATION, AND SUCCESSION OF THE BOARD OF DIRECTORS

Principles

IX. The Board of Directors must have adequate levels of independence and diversity allowing it to make decisions in the best interest of the Company, avoiding group thinking and decision making by individuals or dominant groups within the Board.

X. The Board of Directors shall ensure that there are formal procedures in the Company for the proposal and nomination of candidates to hold positions in the Board of Directors within the framework of a succession plan.

11. At least two members of the Board of Directors shall have the status of independent members, in accordance with the current criteria established by the Argentine Securities and Exchange Commission.

The Board of Directors of Grupo Financiero Galicia is the maximum Administration Body of the Company. It is composed of nine Regular Directors and six Alternate Directors who have the knowledge and skills required to clearly understand their responsibilities and duties within the framework of Corporate Governance, and work with the loyalty and diligence of a good businessman.
The Board of Directors is composed of two independent Regular Directors and three independent Alternate Directors.

12. There is a Nomination Committee in the Company, composed of at least three (3) members, and chaired by an independent director. If the Chairman of the Board of Directors chairs the Nomination Committee, the Chairman shall refrain from participating when addressing the designation of their own successor.

The Company has created the Nomination and Compensation Committee, which is composed of 5 Regular Directors, two of them independent. In addition, said Committee is chaired by an Independent Director.
The Committee meets at least once in a semester, and whenever there are topics requiring to be addressed. Among other duties that may be contemplated in the legal standards, the Committee’s responsibilities are as follows: 1) to prepare the proposal to nominate candidates to fill the positions in the Board of Directors; 2) to prepare and design a succession plan for the members of the Board of Directors, especially for the Chairman and the Chairman of the Audit Committee, considering their duties, background, training and professional experience; and 3) to determine the compensation levels in accordance with industry standards, considering the duties, levels of complexity and variety of the topics addressed for similar companies.

13. Through the Nomination Committee, the Board of Directors designs a succession plan for its members that guides the pre-selection process of candidates to fill vacancies and takes into account the non-binding recommendations made by its members, the General Manager and the Shareholders.

Exhibit 11.2
Even though the selection of new members of the Board of Directors is the exclusive power of the Shareholders' Meeting, in accordance with the provisions of the General Companies Act, the Company has created a Nomination and Compensation Committee responsible for designing a succession plan for its members and guiding the pre-selection process of candidates.

14. The Board of Directors implements an Orientation Program for their newly elected members.

The new Directors who join the Company have the profile, skills, vast experience, the necessary knowledge of the financial industry and the skills required to develop within the framework of the Board of Directors.
Furthermore, like the rest of the Directors, they are constantly updated and trained through the various presentations taking place in the Board of Directors, in addition to attendance to forums, conferences and congresses, both in the country and abroad.

This position does not mean that in the event of specific orientation needs for the new members, updates would be carried out regarding updates of regulations, management of new businesses, or even corporate governance, hiring consulting services or specific training if necessary.

Exhibit 11.2
D)COMPENSATION

Principles

XI. The Board of Directors shall generate incentives through the compensation to align the Management - led by the General Manager - and the Board of Directors with the Company's long-term interests in such a way so that all Directors equitably comply with their obligations regarding all their Shareholders.

15. There is a Compensation Committee in the Company, composed of at least three (3) members. All the members are independent or non-executive directors.

There is a Nomination and Compensation Committee in Grupo Financiero Galicia, composed of 5 Directors, 2 of which are independent. This Committee is chaired by an Independent Director.
Regarding the compensation of the Directors, it is determined by the Committee, considering market standards, considering the duties, levels of complexity and variety of the topics addressed for similar companies.
Additionally, in accordance with current regulatory requirements, the Audit Committee issues an Annual Report that is published at the web page of the Argentine Securities and Exchange Commission (Autopista de la Información Financiera, AIF) regarding the reasonableness of the compensation paid to the Administration Body, based on reports specifically prepared by prestigious consultants.

16. The Board of Directors, through the Compensation Committee, establishes a Compensation Policy for the General Manager and members of the Board of Directors.

The Compensation Policy for first-tier managers and the members of the Board of Directors is in line with industry standards for similar companies, considering the complexity, variety and dedication of the tasks.
The compensation of the members of the Board of Directors is determined by the Nomination and Compensation Committee as explained above, while the Executive Committee is responsible for establishing the Compensation Policy of first-tier managers.

Exhibit 11.2
E)CONTROL ENVIRONMENT

Principles

XII. The Board of Directors shall ensure that there is a control environment in place, consisting of internal controls designed by the Management, namely, the internal audit, risk management, regulatory compliance and external audit, thus establishing the necessary lines of defense to ensure integrity in Company’s operations and financial reports.

XIII. The Board of Directors shall ensure that there is a comprehensive risk management system in place, allowing the Management and the Board of Directors to efficiently lead the company towards its strategic objectives.

XIV. The Board of Directors shall ensure that there is a person or department (depending on the size and complexity of the business, the nature of its operations and the risks faced) in charge of the Company's internal audit. This audit, to assess and audit the Company’s internal controls, corporate governance processes and risk management, must be independent, unbiased, and have clearly established reporting lines.

XV. The Board of Directors’ Audit Committee shall be composed of qualified and experienced members and shall fulfill their duties in a transparent and independent manner.

XVI. The Board of Directors shall establish adequate procedures to ensure the independent and effective action of the External Auditors.

17. The Board of Directors determines the risk appetite of the Company, and also monitors and guarantees that a comprehensive risk management system is in place to identify, evaluate, decide the course of action and monitor the risks faced by the company, including -among others- environmental, social and business-related risks in the short and long term.

Grupo Financiero Galicia, through its Board of Directors, manages the risk in a comprehensive manner, ensuring compliance with the regulations in force, guiding the management to the objectives established by the Shareholders, and guaranteeing businesses conducted within an ethical framework and policies conforming to the best practices on this matter.
For said purposes, the Company counts on a Risk Manager whose responsibility is to provide advice on the design of the Company’s Risk Management strategy and propose to the Executive Committee the Risk Management policy of its controlled and investee companies, as well as monitor compliance with the policies, rating and fraud prevention.
Notwithstanding the above, in order to have timely information and an agile and efficient structure that allows responding and adapting to the prevailing macro and microeconomic variables, it is advisable that the tasks related to information and internal risk control of each company making up the economic group be defined and executed pursuant to the risk policies defined for each of them according to its operation.
This is particularly uncompromising in the main subsidiary, Banco Galicia, since it is a financial entity regulated by the BCRA. In addition to the applicable local regulations, Grupo Financiero Galicia, in its capacity of a listed Company on the United States of America’s industries, complies with the certification of its internal controls pursuant to Section 404 of the Sarbanes Oxley Act (SOX).
The Company’s risk management is monitored by the Audit Committee, which also gathers and analyzes the information submitted by the main controlled companies.

Exhibit 11.2
18. The Board of Directors monitors and reviews the effectiveness of the independent internal audit and guarantees the resources for the implementation of an Annual Audit Plan based on risks and a direct report line to the Audit Committee.

The Board of Directors monitors and reviews the effectiveness of the internal audit through the Company’s Audit Committee. This Committee carries out an annual evaluation of the plans and the performance of the Internal Audit - which is subcontracted to the Internal Audit team of the subsidiary Banco Galicia - by analyzing its Methodology and Annual Work Plan, meetings held and reports issued.
The Internal Audit Management of the subsidiary Banco Galicia depends directly of the Board of Directors and is functionally dependent of the Audit Committee, informing both of them on an ongoing basis about the results of the audits and work performed.
It is structured in specialized sectors as follows:
•Systems Audit
•Centralized Processes Audit and Branches Audit
•Credit Risk Audit
Its mission is to evaluate and monitor the effectiveness of the internal control system in order to ensure: i) compliance with the objectives and strategy set by the Board of Directors; ii) the effectiveness and efficiency of the operations; iii) the reliability of the accounting information; and iv) compliance with applicable laws and regulations.
Annually, prior to the end of each fiscal year, Internal Audit submits the annual work plan, called the Annual Internal Audit Plan, for consideration and approval of the Audit Committee.
This planning contains references to the Minimum Standards framework for the evaluation of the internal control system, Standards related to the effectiveness of controls on Accounting and Financial reports, Corporate Governance Practices, the definition of the relevant Cycles and the tasks to be carried out (surveys and evaluation, control and essential tests), and the detail of Cycles, Processes and Systems involved.
The Management has an Internal Audit Procedure Manual and a Code of Ethics, which establishes, among other items, guidelines for the function, scope of work, and responsibilities; this manual is annually reviewed and updated, if applicable, by notifying the Audit Committee.
Furthermore, the Audit Committee evaluates the internal control in force in the Entity and main Subsidiaries, which also complies with the provisions of section 404 of the Sarbanes Oxley Act and, as such, the operation of the administrative-accounting system; the evaluation is made through the analysis of the reports issued by the Internal and External Audits, the Supervisory Commission, and the analysis of the process supporting the certifications of sections 302 and 906 of the Sarbanes Oxley Act carried out by the Company’s Disclosure Committee.

19. The Internal Auditor or the members of the Internal Audit Department are independent and highly qualified resources.

Grupo Financiero Galicia has subcontracted the internal audit duties to the Internal Audit Department of the main subsidiary Banco Galicia due to their training level, structure, and knowledge of the financial activity. The Internal Audit of Banco Galicia counts on highly trained resources, practically all of them are professionals with a university degree.
The Internal Audit Management designs and implements an internal and external training plan in financial, business and accounting matters, as well as in other areas, identifying and assigning responsible persons as specialized resources, among others, in the following topics:
•Operations/Accounting
•Financial Matters
•Prevention of Money Laundering and Terrorism Financing
•Foreign Trade
•Risk Management
•Protection of Financial Services Users
•Cybersecurity/Computer Security
•Automatic Banking

Exhibit 11.2
•Telecommunications/Internet/Mobile Internet
•Data analytics
The Board of Directors, through the Audit Committee, ensures unrestricted access for the Internal Audit to all the Sectors and information of the Company, necessary for performing their work.
The Internal Audit is responsible for evaluating and monitoring the effectiveness of the internal control system, to provide reasonable assurance regarding the achievement of the following objectives:
•Compliance with the objectives and strategies set by the Board of Directors
•Effectiveness and efficiency of operations
•Reliability of the Accounting Information
•Compliance with the applicable laws and standards
The Internal Audit Management complies with an annual work plan whose planning and scope is based on the identification and evaluation of the entity's risks, as well as the identification and impact of the objectives set.
An annual report is issued on the status of the follow-up of Observations and plans or actions for their regularization. These reports are submitted to the Audit Committee to be addressed at this Committee’s meeting.
Having a reporting model approved by the Audit Committee in place provides a solid communication base, needed to mitigate the risks and ensure that all relevant information is received and analyzed by the Committee in a timely and complete manner.

20. The Board of Directors’ Audit Committee works based on Internal Regulations in place. This Committee is mostly composed of independent directors and is chaired by one of them; it does not include the General Manager. Most of its members have professional experience in financial and accounting areas.

The Audit Committee is a body with no executive functions, whose purpose is to assist the Board of Directors in overseeing the Financial Statements, as well as in controlling the Group and its subsidiaries. This Committee is governed by the Standards included in the Internal Regulations. It is composed of three Board of Directors’ members, two of them are independent pursuant to the standards of the Argentine Securities and Exchange Commission.
The Committee Chairman is also independent. There is also an accounting and financial expert in the Committee. However, all the members of the Audit Committee have broad and proven professional experience in the area of finances, and accounting knowledge.
This Committee complies with the requirements established by local legislation, as well as the requirements established by Sarbanes Oxley Act (SOX) of the United States of America. Its activities include, among others, the annual planning of its own activities and the allocation of means for its operation; the evaluation of the independence, work plans and performance of the external and internal Audits; the evaluation of the rules of conduct through the analysis of the legal and regulatory regulations in force and the Code of Ethics; the expression of opinions regarding the reasonableness of the proposals made by the Board of Directors regarding fees and Options Plans for the Board of Directors' shares; the issuance of an Informed Opinion regarding transactions with related parties; the revision of the operations in which there is a conflict of interest with members of the corporate bodies or Controlling Shareholders; the issuance, at least annually, of a report that accounts for the treatment given during the year to the issues of its competence; the revision of the reports issued by the internal audit according to current regulations on internal control; the analysis of the fees billed by the external auditors; the expression of its opinion on the proposal of the Board of Directors for the appointment of the external auditors to be hired by the Company; the supervision of the application of policies regarding information on risk management; and the revision of the operations in which there is a conflict of interest with members of the corporate bodies or Controlling Shareholders.
The Committee members work jointly and meet in accordance with a previously approved plan. The Committee normally meets at least once a month, or with higher frequency whenever addressing some topic so requires, or when any of its members deems it convenient. The quorum required for valid sessions is at least two members of the Committee.

Exhibit 11.2
The topics addressed by the Committee are recorded in Minutes which are transcribed in the special books enabled for this purpose.

21. The Board of Directors, with opinion of the Audit Committee, approves a policy for selecting and monitoring external auditors; this policy defines the indicators to be considered when submitting the recommendation on the continuation or substitution of the External Auditor to the Shareholders’ Meeting.

The Audit Committee carries out an annual evaluation of the independence, work plans and performance of the External Auditors, through the analysis of the different services provided, the reports issued, the interviews carried out, the correspondence exchanged, and the reading of the documentation requested by the Committee. Likewise, in compliance with the provisions of the regulations in force, the Audit Committee annually submits to the Argentine Securities and Exchange Commission a report on the proposals of the Board of Directors for the appointment of the External Auditors and the compensation for Directors, for each fiscal year.
The Board of Directors, through the Audit Committee, approves and monitors the External Auditor Plan to ensure that they are independent, professional standards are complied with, there are no limitations for fulfilling their duties, and they perform the evaluation of the internal control processes related to the information in the financial statements under these criteria.
Furthermore, the General Shareholders’ Meeting is responsible for appointing professionals who fulfill the External Auditor duties. No member of the Supervisory Commission performs the External Audit or belongs to the firm that provides the External Audit services. The professional in charge of the Internal Audit is not the same individual as the professional performing the External Audit duties.

Exhibit 11.2
F)ETHICS, INTEGRITY, AND COMPLIANCE

Principles

XVII. The Board of Directors shall design and establish appropriate structures and practices to promote a culture of ethics, integrity and compliance with regulations that prevent, detect and address serious corporate or personal faults.

XVIII. The Board of Directors shall ensure the implementation of formal mechanisms to prevent, and otherwise deal with, conflicts of interest that may arise in the administration and management of the Company. There must be formal procedures seeking to ensure that transactions between related parties are performed with a view to the best interest of the Company and the equitable treatment for all its shareholders.

22. The Board of Directors approves a Code of Ethics and Conduct which reflects the values and the ethical and integrity principles, as well as the Company’s culture. The Code of Ethics and Conduct is communicated and applicable to all Company’s Directors, Managers and Employees.

Grupo Financiero Galicia’s Code of Ethics is formally approved by the Board of Directors, and it is subscribed by all the members of the Company, adhering to its content and committing to carry out their duties with impeccable honesty, responsibility and transparency. This instrument is public and can be consulted, by the Shareholders and/or any interested party, on the Company's website.
The Code of Ethics and Conduct reflects the values and the ethical and integrity principles, as well as the Company’s culture. The ethical values to be sustained by all the employees are the following: Honesty, Responsibility, Security, Information Confidentiality, Enforcement of the Law and Commercial Loyalty.
It also considers, among other related aspects, impartiality, transparency and honesty in business, management of conflicts of interest, and responsibility with the community. It contains guidelines for the actions of collaborators, namely, directors, managers and employees.
All the Company’s employees annually certify their knowledge of the Code of Ethics through their signature, as a renewal of adherence to said Code; besides, they answer a brief questionnaire in this regard.
The Financial & Administrative Department is in charge of complying with and monitoring the degree of knowledge of this Code.

23. The Board of Directors periodically establishes and reviews an Ethics and Integrity Program, based on risks, dimension and economic capacity. The plan is visibly and unequivocally supported by the Management who designates an internal responsible person to design, coordinate, supervise and periodically evaluate the program for its effectiveness. The program provides for: (i) periodic trainings to directors, administrators and employees on ethics, integrity and compliance issues; (ii) internal channels for reporting irregularities, open to third parties and adequately disseminated; (iii) a whistleblowers protection policy against reprisals, and an internal investigation system that respects the rights of those being investigated and imposes effective penalties on violations to the Code of Ethics and Conduct; (iv) integrity policies on bidding procedures; (v) mechanisms for periodic risk analysis, Program monitoring and evaluation; and (vi) procedures to verify the integrity and track record of third parties or business partners (including due diligence to verify irregularities, illegal acts, or vulnerabilities appearing during the processes of corporate transformation and acquisitions), including suppliers, distributors, service providers, agents, and intermediaries.

Exhibit 11.2
In Grupo Financiero Galicia there is an Ethics and Integrity Program in place, promoted by the General Management. The Board of Directors has designated an internal responsible person to work in the Financial & Administrative Department to design, coordinate, supervise, and periodically evaluate the program for its effectiveness. The Board of Directors approved a new Code of Ethics, and an ethics hotline website has been set up to receive complaints, which is managed by third parties.
The Company’s Ethics and Integrity Program provides for: (i) periodic trainings to directors, administrators and employees on ethics, integrity and compliance issues; (ii) internal channels for reporting irregularities, open to third parties and adequately disseminated; (iii) a whistleblowers protection policy against reprisals, and an internal investigation system that respects the rights of those being investigated and imposes effective penalties on violations to the Code of Ethics and Conduct; and (iv) mechanisms for periodic risk analysis, Program monitoring and evaluation.
Grupo Financiero Galicia considers that, as a holding which does not conduct commercial activities, it is not necessary to establish the following items in the Company’s Ethics and Integrity Program: (v) integrity policies on bidding procedures; and/or (vi) procedures to verify the integrity and track record of third parties or business partners (including due diligence to verify irregularities, illegal acts, or vulnerabilities appearing during the processes of corporate transformation and acquisitions), including suppliers, distributors, service providers, agents, and intermediaries.
The information below is worth noting as regards the items included in the program:
(i)Periodic trainings to directors, administrators and employees on ethics, integrity and compliance issues.

All Company’s employees annually certify their knowledge of the Code of Ethics through their signature-adherence to said Code and by answering a brief questionnaire.

(ii) Internal channels for reporting irregularities, open to third parties and adequately disseminated.
Grupo Financiero Galicia considers it vitally important that the employees feel safe when deciding to report any action that they consider violates this Code and invites them to communicate their concerns openly by providing as much information as possible for the investigation. In the event that the collaborator considers that there is a deviation from the guidelines established in the Code of Ethics, they will be able to analyze the problem with the immediate supervisor, the General Management, or, alternatively, may access the website https://lineaeticagrupofinancierogalicia.lineaseticas.com, which has been specially designed to receive and manage complaints and/or any irregular circumstances, and is managed by third party specialists in the field. The following means are also available to file a complaint:
▪ Email: lineaeticagrupofinancierogalicia@kpmg.com.ar
▪By phone: 0800 - 122 – 0396
▪Requesting a personal interview.

(iii) A whistleblowers protection policy against reprisals, and an internal investigation system that respects the rights of those being investigated and imposes effective penalties on violations to the Code of Ethics and Conduct.
All contacts and investigations are treated with the utmost confidentiality and in accordance with applicable laws and regulations. In order to preserve their identity, employees may opt for anonymous reporting through the aforementioned means, which are managed by third parties for the Company.
Their reports shall be addressed by the Ethics, Conduct and Integrity Committee. This Committee shall not make any final decision on the investigation until the reported party has been properly listened to.
Grupo Financiero Galicia believes in its employees’ integrity until the violation to this Code of Ethics has been proven. Similarly, the cases shall be investigated when it is suspected that, after a violation to any of these rules, there has been a pact of silence between employees, or concealment of information necessary to discover it. If it is discovered that some of these faults,

Exhibit 11.2
or their reporting, cause acts of revenge or direct or indirect reprisals, measures shall be taken against those who carry them out.
(iv)Mechanisms for Program periodic risk analysis, monitoring and evaluation.
Grupo Financiero Galicia has an Integrity Program in place whose objective is based on the compliance with the requirements and best practices. It aims to identify, prevent and eliminate corruption risks, as well as minimize any other risk that may have a significant effect on our integrity through the application of the Code of Ethics, which is periodically reviewed by the Ethics, Conduct and Integrity Committee.

24. The Board of Directors ensures that there are formal mechanisms in place to prevent and address conflicts of interest. For transactions between related parties, the Board of Directors approves a policy that establishes the role of each corporate body; it defines how to identify, manage and disclose those transactions that are harmful to the company, or only to certain investors.

The Code of Ethics of Grupo Financiero Galicia establishes that every collaborator of the Company is responsible for identifying and reporting situations that may trigger a conflict of interest with Grupo Financiero Galicia. If a conflict of interest, doubts or questions arise about a potential conflict of interest, employees are encouraged to discuss them or make them known without delay to the Ethics, Conduct and Integrity Committee.
As provided in its Internal Regulations, the Audit Committee shall intervene in cases involving transactions where there is, or there may be, a conflict of interest with members of the corporate bodies or the Controlling Shareholders; also, if applicable in accordance with the current regulations, it shall provide the industry with the relevant information in a timely manner.

Exhibit 11.2
G)PARTICIPATION OF SHAREHOLDERS AND STAKEHOLDERS

Principles

XIX. The Company shall treat all Shareholders equitably. It shall ensure equal access to non-confidential and relevant information for decision-making at the Company’s Shareholders’ Meetings.

XX. The Company shall promote the active participation of all Shareholders, properly informed, especially in relation to the composition of the Board of Directors.

XXI. The Company shall have a transparent Dividend Distribution Policy aligned to its strategy.

XXII. The Company shall take into account the interests of its stakeholders.

25. The Company’s website discloses financial and non-financial information, providing timely and equal access to all Investors. The website has a specialized area to address the Investors’ enquiries.

Grupo Financiero Galicia’s own website (www.gfgsa.com) allows public access, it is permanently updated and provides corporate governance, sustainability, legal, accounting, financial, regulatory information and its Bylaws.
The website also features a communication channel with Investors, analysts and the general public. Furthermore, these stakeholders have the possibility to subscribe to the “E-Mail Alerts” system, which allows them to be updated via e-mail of all the publications on the Company’s Financial Statements, documentation and press releases.
Informative meetings are held any time an Investor, or group of Investors, so requires. Moreover, at the presentation of the Quarterly Financial Statements, the Company holds a conference call to present the results, where the stakeholders can interact directly, by asking questions to an official designated for that purpose. Said activities are conducted by the Investors Relationships Department.
Moreover, the Company has an Industry Relations Manager who is responsible for the communication and dissemination of financial, Bylaws and legal information, in Spanish and English, through the CNV web site, Argentine Stock Exchange and Markets (Bolsas y Mercados Argentinos, BYMA), Córdoba Stock Exchange (Bolsa de Comercio de Córdoba), Electronic Open Market (Mercado Abierto Electrónico, MAE), Nasdaq (National Association of Securities Dealers Automated Quotation), and SEC (Securities and Exchange Commission).

26. The Board of Directors shall ensure that there is a procedure in place to identify and classify its stakeholders, and a communication channel for them.

Grupo Financiero Galicia, through the Annual Integrated Report, describes its economic, social and environmental performance and organizational perspectives in the current context, and the essential issues to achieve the objectives and business strategy in the short, medium and long term. The Integrated Report is externally verified by PWC Argentina and is also validated by the “Global Reporting Initiative (GRI) Content Index Service” and the “SDG Mapping” service.
Considering that reputation and trust are crucial aspects that currently define the relationship between companies and their stakeholders, it is important to note that the definition of the long-term business strategy must necessarily include compliance with the expectations of all its Stakeholders.

Exhibit 11.2
The Company considers that a truthful and effective communication is achieved with all its stakeholders through the adoption of standards that guarantee transparency and access to clear, specific, and adequate information in terms of organizational, economic and financial matters, and undoubtedly the Annual Integrated Report accounts for this information. Consequently, the communication to all audiences is based on an articulated work between the key areas of the Companies, thus generating value to their stakeholders and contributing to the sustainable development of our Company.
Additionally, a survey of the Integrated Report is carried out every year, as part of the Materiality Analysis, aiming at knowing the expectations of the key stakeholders on this publication, to follow the continuous improvement path in accountability matters.
The mapping of key stakeholders of the Companies allows them to know their audiences, characteristics, concerns, opinions, and expectations, and thus be able to respond to their demands and establish long-term relationships. The main key audiences identified are: people, institutions, organizations, and companies.
Likewise, the Company and the subsidiaries maintain communication channels with said stakeholders to address and receive the different interactions arising in this context; in particular, the Company maintains mailboxes in its website to receive communications from shareholders, analysts or general public, which are answered and addressed by trained personnel.

27. Prior to the Shareholders’ Meeting, the Board of Directors sends to them a “provisional information package” that allows the Shareholders, through a formal communication channel, to make non-binding comments and share dissenting opinions with the Board of Directors’ recommendations; the Board of Directors, when sending the final information package, shall have to expressly issue an opinion on said comments, as deemed necessary.

To call the Shareholders’ Ordinary Meetings, the Company publishes notices in the Official Gazette of the Argentine Republic, a newspaper of wide circulation, - generally, La Nación - the Buenos Aires Stock Exchange, the Electronic Open Market, the Córdoba Stock Exchange, the Argentine Securities and Exchange Commission, the Nasdaq, and the Securities and Exchange Commission of the United States of America.
In addition, the Company makes available to all Shareholders a website of its own (www.gfgsa.com), freely accessible and permanently updated. Said website adjusts to current regulations, and Shareholders and the general public have available the legal, accounting, Bylaws and regulatory information as required.
The Company also has a website which includes an inquiry channel, addressed by the personnel in charge of Investors Relationships. This unit not only promotes the holding of meetings and telephone conferences with Shareholders and holders of other securities, which are attended by one of the Directors or senior officers of the entity but is also available to Shareholders and investors for their inquiries.
The inquiries, comments and/or recommendations made are individually answered to the person who makes them. The Shareholders, in accordance with the General Companies Act, have the possibility to participate in the Shareholders’ Meetings and make all the comments they deem relevant. It is important to highlight that the personnel performing this duty are under no circumstances authorized to provide information that implies placing the person requesting it in a position of privilege or advantage over other Shareholders or investors.
All the information required to attend the Shareholders Meeting is provided by the Company in English and Spanish languages. We emphasize that the attendance to the Shareholders' Meetings in recent years has been around 80% of the social capital, a percentage considered as a very relevant participation for an open company.

28. The Company Bylaws consider that the Shareholders can receive the information packages for the Shareholders’ Meeting through virtual media and participate in Meetings by using electronic means of communication enabling the simultaneous transmission of sound, images and words, ensuring the principle of equal treatment to participants.

Exhibit 11.2
The Company Bylaws currently does not provide the participation in the Shareholders’ Meetings by using virtual or electronic means of communication enabling the simultaneous transmission of images, sounds and words. Participation and the principle of equality are guaranteed for all shareholders, regardless of their place of residence. The General Companies Act contemplates the participation of the Shareholders in the meeting either in person, or through their representation by proxy.
Notwithstanding this, the Company counts on, and has implemented, the electronic communication media enabling it to make simultaneous image and sound transmissions if necessary. This was verified at the five Shareholders’ Meetings held remotely over the course of the years 2020, 2021 and 2022, as a result of the Health Emergency situation (COVID-19) and the regulations issued accordingly.

29. The Dividend Distribution Policy is aligned with the strategy and clearly establishes the criteria, frequency and conditions under which said distribution shall take place.

The profit distribution policy is based on the regulatory framework, current economic and financial situation affecting the Company and the principles and mission provided by the entity framework. The Mission adopted by the Company is to establish itself as an economic group of financial services companies, the largest and most valuable financial platform in Argentina, with regional design, offering a distinctive customer experience and leading the industry in operational efficiency, counting on the best talents and contributing to the sustainable development of the country.
Consequently, the Company’s Dividend Distribution Policy is aimed at an adequate return of the capital invested by its Shareholders that shall include, among other already mentioned factors, the obligation to set up the legal reserve, the indebtedness of the company, the requirements of the businesses of the investee companies, the regulations to which they are subject and, essentially, that the profits shown in their financial statements are to a great extent, holding gains (losses), and not realized and liquid gains, a condition required by Article 68 of the General Companies Act to allow its distribution as dividends. The proposal for the distribution of dividends resulting from said analysis must be approved by the Shareholders’ Meeting when addressing the Financial Statements for each fiscal year.